CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee[1]

Senior Fixed Rate Notes due 2016	$5,000,000	$535.00

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $535.00 fee with respect to the $5,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,880,175.98 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated April 4, 2006
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes Due 2016

     The amount of interest payable on the notes will be 5.25% per annum from and including April 5, 2006 to but excluding April 5, 2011. The interest rate for the notes during the period from and including April 5, 2011 to but excluding the maturity date, or any earlier redemption date, will be 7.00% per annum, as further described below.

     Beginning April 5, 2011, we have the right to call all of the notes on any interest payment date and pay to you 100% of the par value of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to call the notes, we will give you notice at least 15 calendar days before the call date specified in the notice.

     We describe the basic features of the notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

Principal Amount:	$5,000,000	Interest Payment
Maturity Date:	April 5, 2016	Period:	Semi-annually
Settlement Date		Interest Rate:	5.25%, from and including the
(Original Issue Date):	April 5, 2006		original issue date to but excluding
Interest Accrual Date:	April 5, 2006		April 5, 2011;
Issue Price:	100%		7.00%, from and including April 5,
Underwriter’s			2011 to but excluding the maturity
Discounts and			date, or any earlier redemption
Commissions:	1.25%		date.
Proceeds to Company:	98.75%
Redemption Percentage		Book-Entry Note or
at Maturity:	100%	Certificated Note:	Book-entry note
Redemption Dates:	April 5, 2011 and on any interest	Senior Note or
	payment date thereafter	Subordinated Note:	Senior note
Redemption Percentage		Calculation Agent:	JPMorgan Chase Bank, N.A.
at Redemption Date:	100%		(formerly known as JPMorgan
Interest Payment			Chase Bank)
Dates:	Each April 5 and October 5,	Minimum
	beginning October 5, 2006;	Denomination:	$1,000 and integral multiples thereafter
	provided that if any such day is not	Specified Currency:	U.S. dollars
	a business day, that interest	Business Day:	New York
	payment will be made on the next	CUSIP:	61745ETT8
	succeeding business day; provided	Other Provisions:	See below
further that no adjustment will be
made to any interest payment
made on any succeeding business
day.

     Terms not defined above have the meanings given to such terms in the accompanying prospectus and prospectus supplement.

MORGAN STANLEY

Supplemental Information Concerning Plan of Distribution

     We expect to deliver the Notes against payment therefor in New York, New York on April 5, 2006, which will be the first scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

PS-2